XYLEM
2011 OMNIBUS INCENTIVE PLAN

“[YEAR]” NON-QUALIFIED STOCK OPTION GRANT AGREEMENT FOR SENIOR LEADERSHIP TEAM

This Agreement (the “Agreement”) between Xylem Inc. (the “Company”) and ###PARTICIPANT_NAME### (the “Participant”) is effective as of ###GRANT_DATE###. Terms used in this Agreement that are not defined in this Agreement are defined in the Company’s 2011 Omnibus Incentive Plan (Amended and Restated February 24, 2016) (the “Plan”). This Agreement is only being provided in English. The Participant is an employee of the Company or an Affiliate. In recognition of the Participant’s valued services, the Company, through the Leadership Development and Compensation Committee of its Board of Directors (the “Committee”), is providing the Participant an inducement to remain employed and an incentive for increased efforts while employed. In consideration of the terms and conditions in this Agreement, the parties agree as follows:
1.Grant of Non-Qualified Stock Options. The Company confirms the grant on ###GRANT_DATE###, (the “Grant Date”) to the Participant of the option to purchase from the Company all or any part of an aggregate of ###TOTAL_AWARDS### Shares (the “Options”), at the purchase price of ###GRANT_PRICE### per Share (the “Exercise Price”).
Nature of the Grant:
a.The grant of Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted in the past. All decisions with respect to future grants will be at the sole discretion of the Company;

a.The Participant is voluntarily participating in the Plan;
b.The Options are not part of normal or expected compensation for any purpose, including for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, pension or retirement or welfare benefits or similar payments;
c.Future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
d.No claim or entitlement to compensation or damages will arise from forfeiture of the Options resulting from the termination of the Participant's employment; and
e.The Company will not be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Options or of any amounts due to the Participant on exercise of the Options or on the subsequent sale of any Shares acquired on exercise.
1.Terms and Conditions. The Options are subject to the following additional terms and conditions:
a.Expiration Date. The Options will expire on ###EXPIRY_DATE###, or, if the Participant’s employment terminates before that date, on the date specified in subsection 2(e) below.
b.Exercise of Options. The Options cannot be exercised until vested.
c.Vesting. Options will vest if the Participant has been actively employed by the Company or an Affiliate from the Grant Date through the vesting date. Active employment does not include any potential severance period or an approved leave of absence greater than 6 months.
Subject to subsections 2(a), 2(d), and 2(e), the Options will vest in 3 installments as follows:

###VEST_SCHEDULE_TABLE###

For China-based Participants, when exercising of the Options is elected post vesting, the Company will provide a cash payment equivalent to the number of Options exercised multiplied by the positive difference between the stock price upon exercise and the Exercise Price.
a.Effect of Change in Control. In the event of a Change in Control prior to the vesting date, if the acquiring or surviving company in the transaction assumes or continues any then-outstanding Options, then the unvested Options will continue to vest based on the Options’ service-based vesting criteria until the vesting date. If the Participant's active employment with the Company or an Affiliate is terminated by the Company or an Affiliate without Cause or by the Participant (for applicable Participants only) for Good Reason within 2 years of a Change in Control, any unvested and any converted Options will become 100% vested on the termination date. Any vested Options will expire on the earlier of ###EXPIRY_DATE###, or the date 3 months after the Participant's termination of active employment. If the participant is Retirement Eligible as specified in subsection 2(e) below, any vested Options will expire on the earlier of ###EXPIRY_DATE###, or the date 3 years after the Participant’s termination of active employment.
“Cause” means (i) the Participant’s willful and continued failure to substantially perform his, her or their duties with the Company or an Affiliate (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) or (ii) the Participant willfully engaging in conduct that demonstrably and materially injures the Company or its Affiliates, monetarily or otherwise. “Willful” means the action is done or omitted in bad faith or without reasonable belief that the action or omission was in the best interests of the Company.
“Good Reason” means (i) a reduction in annual target total cash compensation (base salary and target bonus), (ii) the assignment of any duties inconsistent in any material adverse respect with the Participant’s position, authority, duties or responsibilities, (iii) any other action by the Company or an Affiliate which results in a material diminution in such position, authority, duties or responsibilities; or (iv) the Company or an Affiliate requiring the Participant to relocate to a work location 50 miles or more from the location where the Participant was principally working immediately prior to the Change in Control. The Participant must give notice within 90 days of any Good Reason event.
Good Reason only applies to Company or Affiliate employees who are, at the time of termination of employment, covered by the Xylem Special Senior Executive Severance Pay Plan or the Xylem Enhanced Severance Pay Plan and will exclude an isolated, insubstantial and inadvertent action not taken in bad faith that is resolved by the Company or an Affiliate within 30 days of receiving notice.
a.Effect of Termination of Employment. Options will only vest while the Participant is actively employed by the Company or an Affiliate. If the Participant's active employment with the Company or an Affiliate is terminated for any reason prior to the vesting date, and such termination constitutes a “separation from service” within the meaning of Section 409A of the Code and any related regulations or other effective guidance promulgated thereunder (“Section 409A”), subject to subsection 2(d), the following would apply to any outstanding Options:
1.Termination due to Death or Disability. Any unvested Options will immediately become 100% vested on the Participant’s termination of employment. Any vested Options will expire on the earlier of ###EXPIRY_DATE###, or the date 3 years after the Participant’s termination of employment.
2.Termination due to Retirement or while Retirement Eligible. A prorated portion (as described below) of the unvested Options with a vesting date within 12 months of termination will immediately vest on the Participant’s termination of employment. All other unvested Options will automatically be forfeited. Any vested Options will expire on the earlier of ###EXPIRY_DATE###, or the date 3 years after the Participant’s termination of employment.
3.Termination other than for Death, Disability and Retirement. Any unvested Options will automatically forfeit on the date of the Participant’s termination of employment. Any vested portion of the Options will expire on the earlier of ###EXPIRY_DATE###, or the date 3 months after the Participant’s termination of employment.
“Disability” means the complete and permanent inability of the Participant to perform all duties under the terms of his, her or their employment, as determined by the Company based on evidence, including independent medical reports and data, as deemed appropriate or necessary.
“Retirement” means the termination of the Participant's employment (either by the Company or an Affiliate, or the Participant), if, at the time of such termination, the Participant is at least age 55 and has completed 10 years of service with the Company or an Affiliate, or the Participant is age 65 or older.

Prorated Vesting Upon Retirement. The prorated portion of the Options that vests on the Participant’s termination of employment due to the Participant's Retirement will be determined by multiplying the total number of unvested Options with a vesting date within 12 months of termination by a fraction, of which the numerator is the number of full months (not to exceed 12) the Participant has been continually employed since the Vest Period Start Date, and the denominator is 12. For this purpose, full months of employment will be based on monthly anniversaries of the Grant Date, not calendar months.
a.Payment of Exercise Price. Permissible methods for payment of the Exercise Price on exercise of the Options are described in Section 6.6 of the Plan, or, if the Plan is amended, successor provisions. In addition to the methods of exercise permitted by Section 6.6 of the Plan, the Participant may exercise all or part of the Options by way of (i) broker-assisted cashless exercise in a manner consistent with the Federal Reserve Board's Regulation T, unless the Committee determines that this is prohibited by law, or (ii) net-settlement, where the Participant directs the Company to withhold Shares that otherwise would be issued upon exercise of the Options having an aggregate Fair Market Value on the date of the exercise equal to the Exercise Price, or the portion being exercised by way of net-settlement (rounding up to the nearest whole Share).
b.Tax Withholding. The Company will have the power and the right to deduct or withhold, or require the Participant to remit to the Company, all applicable federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to the exercise of the Options. The Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares that otherwise would be issued upon exercise of the Options, with the number of Shares withheld having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction (or such other amount that will not cause an adverse accounting consequence or cost) (rounding up to the nearest whole Share). Any election will be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
c.Automatic Exercise in Certain Circumstances. Subject to subsection 2(i) of this Agreement, at close of business on the expiration date (or the preceding trading day if the expiration date is not a trading day), if the Exercise Spread Test (defined below) is met, the Option will be automatically exercised using the “net exercise” method described below, without regard to the notice requirement and with additional Shares retained for purposes of satisfying the applicable tax withholdings (the “Automatic Exercise”). The Option satisfies the “Exercise Spread Test” if the per Share spread between the closing price of the Company's common stock and the Grant Price (the “Exercise Spread”) on the expiration date is at least one dollar. If the Exercise Spread Test is not satisfied, the unexercised portions of the Option will expire as of close of business on the expiration date. An Automatic Exercise will not occur if the Participant (and, if applicable, the Participant’s authorized legal representative) waives this subsection 2(h) in writing. The Automatic Exercise procedure is provided as a convenience and as a protection against inadvertent expiration of an Option. Because any exercise of an Option is normally your responsibility, you hereby waive any claims against the Company or any of its employees or agents if an Automatic Exercise does not occur for any reason and the Option expires.
d.Compliance with Laws and Regulations. Notwithstanding anything to the contrary in this Agreement, the Company will not be obligated to issue any Shares under this Agreement or allow the exercise of the Options by the Participant if doing so violates or is not in compliance with any laws, rules or regulations of the United States or any state or country. The Participant understands that, if applicable, the laws of the country where the Participant is working at the time of grant, vesting, and/or exercise of the Options (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent exercise of the Options or may subject the Participant to additional procedural or regulatory requirements that the Participant is solely responsible for and that the Participant will have to independently fulfill. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, awards under the Plan, and any Shares acquired under the Plan, if the Company determines the requirement is necessary or advisable to comply with applicable law or facilitate the administration of the Plan.
e.Participant Covenants and Forfeiture and Clawback Provisions. The Participant acknowledges and agrees that the Options, whether previously vested or not, may be cancelled in full, and the Participant may be required to return to the Company any Shares received on settlement of vested Options or the net after-tax income, or the pre-tax value to the extent required by applicable law and/or the Company’s Recoupment of Incentive-Based Compensation Policy 40-05, from the disposition of any Shares received upon settlement of vested Options, to the extent required by applicable law and/or the Company Policy 40-05, or if the Committee, in its sole discretion, determines that the Participant:
a.Has engaged in any activity in violation of Company policies, including the Company’s Code of Conduct;
b.Has engaged in conduct materially adverse to the best interests of the Company or its Affiliates; or
c.Uses, discloses, misappropriates or transfers confidential or proprietary information concerning the Company or its Affiliates (except as required by the Participant’s work responsibilities with the Company or its Affiliates);
d.Directly or indirectly, hires or solicits or arranges for the hiring or solicitation of any employee or customer of the Company or its Affiliates, or encourages any employee to leave the Company or an Affiliate any time during the Participant’s employment and for 12 months after termination of his or her employment (subject to applicable restrictions included in Exhibit 1 attached hereto); or
e.Violates the non-competition covenant set forth in Appendix A of this Agreement (the “Non-Competition Covenant”) at any time during the Participant’s employment and for 12 months after termination of his or her employment.
The Participant agrees, understands and acknowledges that the scope and duration of the Participant obligations contained in this Agreement are reasonable and necessary to protect a legitimate, protectable interest of the Company and its Affiliates, and that the Committee, in its sole discretion, may require the Participant, as a condition to lapsing any restrictions on the Options, to acknowledge in writing that the Participant has not engaged, and is not in the process of engaging, in any of the activities described in this subsection.
The obligations in this subsection are in addition to any other agreements related to non-competition, non-solicitation and preservation of Company confidential and proprietary information entered into between the Participant and the Company, or otherwise applicable to the Participant, and nothing in this Agreement is intended to waive, modify, alter or amend the terms of any such other agreement. THE PARTICIPANT UNDERSTANDS THAT THIS SUBSECTION IS NOT INTENDED TO AND DOES NOT PROHIBIT THE CONDUCT DESCRIBED, BUT PROVIDES FOR THE CANCELLATION OF THE AWARD IN FULL AND A RETURN TO THE COMPANY OF ANY SHARES RECEIVED UPON SETTLEMENT OF EXERCISED OPTIONS OR THE GROSS TAXABLE PROCEEDS FROM THE DISPOSITION OF ANY SHARES RECEIVED UPON SETTLEMENT OF EXERCISED OPTIONS IF THE PARTICIPANT SHOULD CHOOSE TO VIOLATE THIS PARAGRAPH DURING THE OBLIGATION PERIOD. Nothing in this Agreement prohibits the Participant from voluntarily communicating, without notice to or approval by the Company, with any federal government agency about a potential violation of a federal law or regulation.
a.Injunctive Action. The Participant acknowledges that if the Participant violates the terms of subsection 2(j), the injury that would be suffered by the Company and/or an Affiliate as a result of a breach of the provisions of this Agreement (including any covenant described in subsection 2(j)) would be irreparable and that an award of monetary damages to the Company and/or an Affiliate for such a breach would be an inadequate remedy. Consequently, the Company and/or an Affiliate shall have the right, in addition to any other rights it may have, including the right to forfeiture and clawback under this Agreement, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company and/or an Affiliate will not be obligated to post bond or other security in seeking such relief. Without limiting the Company’s or Affiliate’s rights under subsection 2(j) or any other remedies of the Company or an Affiliate, if the Participant breaches any covenant described in subsection 2(j), the Company will have the right to cancel this Agreement.
b.Electronic Delivery and Acceptance. The Participant consents to electronic delivery of any Plan documents. The Participant consents to any and all procedures that the Company has established or may establish for an electronic signature system for delivery and acceptance of Plan related documents. The Participant agrees that his, her or their electronic signature is the same as, and will have the same force and effect as, his, her or their manual signature. The Participant understands and agrees that if this Agreement is not accepted within 90 days of the Grant Date, the award is forfeited in full. Participant agrees that these procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.
c.Right of Set-Off. If the Company in its reasonable judgment determines that the Participant owes the Company or an Affiliate any amount due to any loan, obligation or indebtedness, including amounts owed under the Company’s tax equalization program or the Company’s policies with respect to travel and business expenses, and if the Participant has not satisfied such obligation(s), then the Company may instruct the plan administrator to withhold and/or sell Shares acquired by the Participant on exercise of the Options (to the extent such Shares are not subject to Code Section 409A), or the Company may deduct funds equal to the amount of the obligation from other funds due to the Participant from the Company to the maximum extent permitted by Code Section 409A.
d.Data Privacy. Participant acknowledges and consents to the collection, use, processing and transfer of personal data. Participant is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Participant’s ability to participate in the Plan. The Company holds certain personal information about Participant, that may include his/her name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire data, salary, nationality, job title, or details of all options or performance stock units or any other entitlement to Shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). The Company and its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and the Company or its Affiliates may each further transfer Data to any third parties assisting the Company with the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. The Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any transfer of Data that may be required for the administration of the Plan and/or the subsequent holding of Shares of stock on Participant’s behalf to a broker or other third party with whom Participant may elect to deposit any Shares of stock acquired pursuant to the Plan. Participant may, at any time, review Data, require any necessary amendments to it or withdraw this consent in writing by contacting Participant’s designated Human Resources professional; however, withdrawing consent may affect Participant’s ability to participate in the Plan. All Data will be managed in compliance with the Company’s Data Privacy Guidelines and applicable employee notifications, which may contain more stringent requirements, but in any case will not be less stringent than this subsection 2(n).
e.Governing Law. This Agreement is governed and construed in accordance with the laws of the State of Indiana, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
f.Consent to Jurisdiction. Each party hereby submits and consents to the exclusive jurisdiction of the state or federal courts in the State of Indiana, and, in each case, appellate courts therefrom, with respect to any suit, action or proceeding brought by any party arising under or relating to this Agreement.

By signing a copy of this Agreement, the Participant acknowledges that s/he has received a copy of the Plan and that s/he has read and understands the Plan and this Agreement and agrees to their terms and conditions. The Participant also acknowledges that the Options awarded under to this Agreement must be exercised prior to the expiration date, that it is the Participant's responsibility to exercise the Options, and that the Company has no further responsibility to notify the Participant of the expiration of the Options.

Agreed to: XYLEM INC.

_____________________________ _____________________________
Participant Matthew Pine, President and CEO

(Online Acceptance Constitutes Agreement)

Dated: _________________ Dated: ###GRANT_DATE###

Enclosures

Appendix A Non-Competition Covenant
1.Definitions.
a.“Competing Products” means products or services sold by the Company and/or its Affiliates[1], or any prospective product or service the Company and/or its Affiliates took steps to develop, and for which the Participant had any responsibility during the 24 months preceding the termination of the Participant’s employment;
b.“Restricted Territory” means the geographic territory over which the Participant had responsibility during the 24 months preceding the termination of the Participant’s employment.
1.Non-Competition.
During the Participant’s employment and for 12 months after termination of the Participant’s employment, the Participant will not directly or indirectly, on behalf of the Participant or in conjunction with any other person or entity:
a.own, invest in, or provide financing to any business that sells Competing Products in the Restricted Territory;
b.work in the Restricted Territory for any person or entity that sells Competing Products, in any role: (1) that is similar to any position the Participant held with the Company and its Affiliates during the 24 months preceding the termination of the Participant’s employment, (2) that is executive, leadership, managerial, or strategic in nature, or (3) that may cause the Participant to inevitably rely upon or disclose the Company’s and/or its Affiliates’ confidential or proprietary information or trade secrets.
1.Jurisdiction-and Other Specific Requirements. A Participant residing in a jurisdiction identified on Exhibit 1 will be subject to the jurisdiction-specific and other applicable requirements set forth on Exhibit 1.
2.Subsequent Employment Protocol. During the Participant’s employment and for 12 months after termination of the Participant’s employment, prior to accepting employment with any person or entity, the Participant will provide the Participant’s prospective employer with a copy of this Agreement, which includes the Participant Obligations. Additionally, at least 7 days before accepting subsequent employment, the Participant will notify the Company of the Participant’s prospective employer’s name, address and telephone number, and a description of the job duties and geographic location for which the Participant is being considered.
3.Certifications. By executing this Agreement, which includes the Participant Obligations set forth above, the Participant certifies that the Participant: (a) has not and will not use or disclose to the Company or its Affiliates any confidential information and/or trade secrets belonging to others, including the Participant’s prior employers; (b) will not use any prior inventions made by the Participant and which the Company and its Affiliates is not legally entitled to learn of or use; and (c) is not subject to any prior agreements that would prevent the Participant from fully performing the Participant’s duties for the Company and its Affiliates.

Exhibit 1
State and Other Specific Requirements
COLORADO
Paragraph 2(j)(v) does not apply unless the employee who, when the covenant not to compete is signed and when it is enforced, earns at least $112,500 as of 2023 (adjusted on a yearly basis). Paragraph 2(j)(iv) does not apply unless the employee who, when the covenant not to solicit is entered and when it is enforced, earns at least $67,500 as of 2023 (adjusted on a yearly basis).

DISTRICT OF COLUMBIA
Paragraph 2(j)(v) does not apply to employees earning less than $150,000 in 2023. This amount may increase each calendar year according to the Consumer Price Index for All Urban Consumers in the Washington Metropolitan Statistical Area.
GEORGIA
For employees residing in Georgia, Paragraph 2(j)(iv) shall apply in the United States, which the employee agrees is a reasonable geographic territory in which the Company and/or an Affiliate does business.
ILLINOIS
Paragraph 2(j)(v) does not apply unless the employee’s annual compensation exceeds $75,000 per year (which statutorily increases every five years). Paragraph 2(j)(iv) does not apply unless the employee’s annual compensation exceeds $45,000 per year (which statutorily increases every 5 years).
LOUISIANA
For employees who perform work in Louisiana, Paragraphs 2(j)(iv) and 2(j)(v) shall only apply in the St Tammany Parish.
MAINE
For employees residing in Maine when this Agreement is signed, Paragraphs 2(j)(iv) and 2(j)(v) do not take effect until 6 months after the Agreement is signed, or 12 months after the employee’s start of employment with the Company and/or an Affiliate for 12 months, whichever is later.
MARYLAND
Paragraph 2(j)(v) does not apply if the employee earns equal to or less than (a) $15 per hour; or (b) $31,200 annually.
MASSACHUSETTS
For employees working in Massachusetts, Paragraph 2(o) of the Agreement will not apply. Further, if the Company chooses to enforce the non-competition provisions set forth in Paragraph 2(j)(v) of the Agreement, then the Company will continue to pay the employee at least 50% of the employee’s highest base salary that the employee earned at the Company or an Affiliate (as applicable) in the 2 years before the end of employee’s employment. The Company will pay this amount for 12 months following the employee’s termination. The restriction set forth in Paragraph 2(j)(v) of the Agreement will not apply if the employee is involuntarily terminated without cause.

NEVADA
Paragraph 2(j)(v) does not apply if the employee is paid solely on an hourly wage basis, exclusive of any tips or gratuities.
NEW HAMPSHIRE
Paragraph 2(j)(v) does not apply if the employee earns an hourly rate less than or equal to 200 percent of the federal minimum wage.
NORTH DAKOTA
For employees residing in North Dakota at the time of execution of this Agreement (including the Participant Obligations incorporated herein), Paragraphs 2(j)(iv) and 2(j)(v) will not apply.
OKLAHOMA

For employees residing in Oklahoma at the time of execution of this Agreement (including the Participant Obligations incorporated herein), Paragraph 2(j)(v) will not apply and Paragraph 2(j)(iv) will only apply to the extent that Paragraph prohibits the employee from directly soliciting the sale of goods, services or a combination of goods and services from the established customers of the Company and/or its Affiliates.
OREGON
For employees residing in Oregon when they sign this Agreement (including the Participant Obligations incorporated herein), the Company shall provide a copy of a signed, written copy of the Agreement (including the Participant Obligations incorporated herein) within 30 days after the date of termination of the employee’s employment with the Company or its Affiliate, as applicable. Paragraph 2(j)(v) shall only apply if the total amount of the employee's annual compensation, at the time of the employee's termination, exceeds $100,533, adjusted annually for inflation pursuant to the Consumer Price Index for All Urban Consumers, West Region (All Items).
VIRGINIA
Paragraph 2(j)(v) does not apply if an employee’s average weekly earnings are less than the average weekly wage of the Commonwealth as determined pursuant to subsection B of § 65.2-500.
WASHINGTON
For employees residing in Washington, Paragraph 2(o) will not apply. Further, if an employee is terminated as the result of a layoff, and the Company chooses to enforce the non-competition provisions set forth in Paragraph 2(j)(v) of the Agreement, then the Company or its Affiliate, as applicable, will continue to pay the Employee’s base salary for twelve months following the layoff , less any earnings the employee has received from the employee’s then-current employer. Paragraph 2(j)(v) shall only apply if the employee’s earnings, when annualized, exceed $100,000 per year, to be adjusted for inflation.

[1] This term carries the same meaning as how it is defined in Xylem’s Omnibus Incentive Plan.